Exhibit 99.1

Nanophase Announces Withdrawal of Shelf Registration Statement

ROMEOVILLE, Ill., Aug. 23, 2004 /PRNewswire-FirstCall/ — Nanophase Technologies Corporation (Nasdaq: NANX - News), a technology leader in nanomaterials and nanoengineered products, today announced that it has made a request to the Securities and Exchange Commission to withdraw the universal shelf registration statement on Form S-3 that the Company initially filed on January 22, 2004.

“We filed the shelf registration offering to raise additional capital under certain market conditions,” said Joseph Cross, Nanophase’s President and CEO. “Given the general decline in equity markets since that time and the uncertainty of the market going forward, we have decided to withdraw the offering. The Company currently believes that its cash position is adequate to cover Nanophase’s expected growth through 2006. As future developments occur, the Company’s board of directors will further review matters as appropriate.”

The Company noted that it expected to take a one-time charge of approximately $280,000 during the third quarter to expense accumulated accounting and legal costs associated with the shelf offering.

Nanophase Technologies (NANX), http://www.nanophase.com , provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 26 United States patents and patent applications and 43 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website. Other information on our website is not incorporated by reference into, and not be considered a part of, this press release.

This press release contains words such as “expects”, “shall”, “will”, “believes” and similar expressions that are intended to identify forward- looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s registration statement on Form 10-Q filed August 13, 2004 and other filings with the Securities and Exchange Commission. In addition, the Company’s forward- looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.